UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2014

ACTAVIS plc

(Exact Name of Registrant as Specified in Its Charter)

Ireland	000-55075	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square, Docklands

Dublin 2, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01.	Other Events.

On July 30, 2014, Actavis plc (the “Company”) received a notification of an unsolicited “mini-tender offer” made by TRC Capital Corporation (“TRC”), to purchase up to 1 million of the Company’s ordinary shares, par value $0.0001 (the “Ordinary Shares”) at a price of $205.00 per Ordinary Share in cash.

TRC has made many similar mini-tender offers for shares of other companies, and the Company is not associated with TRC or this unsolicited offer. Under the rules and regulations of the Securities Exchange Act of 1934, the Company is required to publicize its position on TRC’s offer. The Company recommends that its shareholders do not tender their shares in response to the offer. The Company does not endorse TRC’s offer because it was made at a discount to the then-trading price and, as a mini-tender offer, it does not provide investors with the same level of protections as provided by larger tender offers under U.S. federal securities laws. The Company urges shareholders to obtain current market quotations for their Ordinary Shares, review the conditions of the offer, consult with their broker or financial adviser and exercise caution with respect to TRC’s offer.

Mini-tender offers seek to acquire less than five percent of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements under U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The SEC has cautioned investors about mini-tender offers, noting that “[s]ome bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s guidance for investors regarding mini-tender offers may be found on the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm.

Company shareholders who have already tendered their shares may withdraw their shares by providing notice in the manner described in TRC’s Offer to Purchase and Letter of Transmittal at any time prior to 12:01 a.m., New York City time, on Thursday, August 28, 2014, and, unless accepted for payment pursuant to the offer, may also be withdrawn at any time after September 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2014		ACTAVIS plc

	By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
Chief Legal Officer and Secretary

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